Exhibit 10.1

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release (this “Agreement”) is made this 5th day of January 2015, by Michael L. Hodges (“Employee”) and Rex Energy Operating Corp (collectively, Rex Energy Operating Corp. and its parent, subsidiaries, affiliated entities and successors are referred to as the “Company”).

In consideration of the mutual agreements described below, the payments to Employee and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Employee and the Company agree as follows:

1.	Separation.

Employee’s employment with the Company will terminate as of January 6, 2015 (the “Separation Date”).

2.	Payments.

In consideration for the covenants, release and agreements under this Agreement, the Company shall pay or provide the following:

A.	The Company shall pay Employee all accrued but unpaid salary and benefits through the Separation Date.
B.	Employee will receive no further wages, bonuses or other similar cash payments from the Company, other than accrued but unpaid salary and benefits through the Separation Date.
C.

Subject to the terms of this Agreement, Employee will receive the portion of the restricted stock granted to him under the terms of the Performance-Based Restricted Stock Award Agreement dated June 18, 2012 (the “Award Agreement”), if any, that is earned based on the level of achievement certified by the Compensation Committee of the Board of Directors of Rex Energy Corporation (the “Compensation Committee”).  Notwithstanding anything to the contrary in the Award Agreement, and provided that Employee complies with the terms of this Agreement, Employee shall be entitled to receive the shares of restricted stock on March 1, 2015 if, and to the extent that, the Compensation Committee certifies that the goals described in the Award Agreement have been satisfied.

D.

Employee understands that the Company will deduct applicable federal, state and local withholding taxes and other deductions the Company is required by law to make, or which Employee has otherwise authorized, from all payments pursuant to this Agreement.

3.	Benefits.
A.

Benefits. Other benefits to which Employee was covered prior to the Separation Date (including, 401(k) and perquisite benefits) will be discontinued pursuant to eligibility requirements under the specific plan document for that benefit.  Except as set forth in Section 2.C., any outstanding restricted stock awards held by Employee at the Separation Date shall be governed by the terms of the applicable grant agreements.

B.	Paid Time Off. Any accrued but unused paid time off as of the Separation Date will be paid to Employee in accordance with the Company’s paid time off policy.
4.	No Obligation to Make Payment under Normal Policies.

Employee acknowledges that Employee is not otherwise entitled to the separation pay set forth in Section 2.C. of this Agreement and that Employee is receiving the separation pay solely in exchange for the promises contained in this Agreement.  Employee acknowledges that the Company has no obligation to provide separation pay to an employee whose employment is terminated under the circumstances in which Employee’s employment has been terminated.

5.	Confidential Information; Non-Disparagement.
A.

Confidential Information.  At all times on and after the Separation Date, Employee shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company or its subsidiaries and their businesses, which shall have been obtained by Employee during Employee’s

Separation Agreement and Complete Release

employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by Employee or representatives of Employee, in each case, in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”).  For the avoidance of doubt, Confidential Information shall not include information that becomes available to the public other than as a result of a disclosure by Employee or that becomes available to Employee from a source other than the Company or any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors, provided that such source is not known by Employee to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its subsidiaries.

Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.  Employee agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner, to the Company upon the Separation Date.

B.

Non-Disparagement.  At all times on and after the Separation Date, Employee agrees, and the Company agrees to instruct its officers and directors, not to make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the other party to this Agreement and, in the case of the Company, of any related companies or their officers and employees.

C.

Permitted Disclosure.  Nothing in this Agreement shall prohibit or restrict Employee or the Company from (1) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding, as required by law or legal process; or (2) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or the Company’s Legal Department, provided that, to the extent permitted by law, upon Employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, Employee shall give prompt prior written notice to the Company, and Employee will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

D.

Non-Solicitation.  During the six (6) month period following the Separation Date, Employee agrees that the Employee will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)excluding advertisements in mainstream media, solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company or its subsidiaries upon the Separation Date, or within six (6) months prior thereto, provided that it shall not be a breach of this Section to solicit or engage a consultant if the consultant’s services do not interfere with the consultant’s services to the Company or cause the consultant to engage in Competition in the Restricted Territory; or

(ii)otherwise knowingly interfere with the employees, customers or accounts of the Company or its subsidiaries.

E.

Employee and the Company agree and acknowledge that the Company is providing the separation pay under this Agreement in consideration for Employee’s covenants under this Agreement, including but not limited to this Section 5.  Employee and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s and its subsidiaries’ Confidential Information and goodwill.  Employee and the Company further agree and acknowledge that the provisions of this Section 5 are reasonably necessary to protect the Company’s and its subsidiaries’ legitimate business interests and are designed to protect the Company’s and its subsidiaries’ Confidential Information and goodwill.

F.

Employee agrees that the scope of the restrictions in this Section 5 are reasonably necessary for the protection of the Company’s and its subsidiaries’ legitimate business interests and are not oppressive or injurious to the public interest.  Employee agrees that in the event of a breach or threatened breach of any of the provisions of this Section 5, the Company shall be entitled to injunctive relief against Employee’s activities to the extent allowed by law, and Employee waives any requirement for the posting of any bond by the Company in connection with such action.  Employee further agrees that any breach or threatened breach of any of the provisions of Section 5 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.  In addition to the foregoing,

/s/ MH

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Separation Agreement and Complete Release

Employee agrees that in the event of a breach of any of the provisions of this Section 5, the Company shall cease all severance pay under this Agreement, and Employee’s right to such severance pay shall be forfeited.

6.	Complete Release.

In consideration of the separation pay set forth in Section 2 of this Agreement, as well as the other benefits that this Agreement provides, Employee (on Employee’s own behalf and on behalf of Employee’s heirs and other legal representatives and assigns) releases the Company, its subsidiaries and affiliates, and employees, officers, directors, representatives, attorneys and agents of any of them, and their respective successors, predecessors and assigns, from all legally waivable claims, charges, costs, attorney fees or demands Employee may have, including without limitation claims based on Employee’s employment with the Company or the cessation of that employment, accruing through the date Employee executes this Agreement.  This includes, but is not limited to, a release of any rights or claims Employee may have under the following (as each may be amended through the date of this Agreement):

A.	the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, which (among other things) prohibit age discrimination in employment;
B.

the Civil Rights Acts of 1866 or 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which (among other things) prohibit discrimination in employment based on race, color, national origin, religion or sex;

C.	the Americans with Disabilities Act, which (among other things) prohibits discrimination in employment against qualified disabled individuals;
D.	the Equal Pay Act, which (among other things) prohibits paying men and woman unequal pay for equal work;
E.	the Pregnancy Discrimination Act;
F.	the Family and Medical Leave Act;
G.	the Employee Retirement Income Security Act;
H.	the National Labor Relations Act;
I.	the Labor Management Relations Act;
J.	the Sarbanes-Oxley Act of 2002;
K.	the Pennsylvania Wage Payment and Collection Law;
L.	the Pennsylvania Human Relations Act; and/or
M.	any other federal, state or local laws, rules or regulations prohibiting employment discrimination or regulating human or civil rights.

This also includes a release by Employee of any claims for wrongful discharge or any tort, contract or common law claims, including claims for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.  This release covers both claims that Employee knows about and those he may not know about.  This Agreement does not affect Employee’s ability to file a charge with or participate in any investigation or proceeding by the Equal Employment Opportunity Commission, although Employee agrees and understands that he will not receive any personal relief from any such charge.

/s/ MH

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Separation Agreement and Complete Release

Employee waives any right he may have under any dispute resolution process of the Company to arbitrate the claims which Employee has released by entering into this Agreement.  This release does not include, however, a release of the following:

(1)	Employee’s right, if any, to vested pension or retirement savings plan benefits under the Company’s standard programs, plans and policies;
(2)

Claims Employee may have against Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers to provide them with protection from claims third parties may make.

(3)	Claims Employee may have against Company for failing to comply with any provision of this Agreement.
7.	No Future Lawsuits.

Employee promises never to file a lawsuit asserting any claims that are released in Section 6.  If Employee or anyone else on Employee’s behalf files a lawsuit asserting any of these claims, Employee waives his right to receive any monetary award, settlement proceeds, or reinstatement as an employee of the Company.  Employee agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 6.  Employee understands that he is not waiving the right to test the knowing and voluntary nature of this release agreement in court.

Employee understands that pursuant to federal law any frivolous or legally unwarranted challenge to the validity of this release agreement may result in payment to the Company of its attorney’s fees and other legal costs incurred defending the validity of this Agreement.

8.	Non-Admission of Liability.

The Company makes this Agreement to avoid the cost of defending against any possible lawsuit.  By making this Agreement, the Company does not admit that it has done anything wrong.

9.	Non-Release of Future ADEA Claims.

This Agreement does not waive or release any rights or claims that Employee may have under ADEA that arise after the date Employee signs this Agreement.

10.	Consultation with Attorney; Period for Review and Consideration of Agreement.

Employee acknowledges that the Company has afforded Employee an opportunity to engage and consult with legal counsel of Employee’s choosing in connection with the negotiation and entering into of this Agreement, and that he has, in fact, consulted with legal counsel prior to entering into this Agreement or has decided not to do so.

Employee understands that Employee has up to 21 days to review and consider this Agreement, which Employee acknowledges is a reasonable amount of time to review and consider the Agreement.  If Employee should elect to sign this Agreement in less than 21 days, Employee expressly waives Employee’s right to the full 21-day period to review and consider this Agreement.  Employee further understands that Employee may revoke the Agreement at any time during the seven-day period following Employee’s signing of the Agreement.  Employee further understands that if Employee fails to sign the Agreement or revokes the Agreement, the Company shall have no obligation to provide the separation pay set forth in Section 2 of this Agreement, as well as the other benefits described in this Agreement, to Employee.  Revocation shall be in writing and shall be effective upon timely receipt by Jennifer McDonough, Senior Vice President, General Counsel and Corporate Secretary.

10.	Termination of Employment.

Employee acknowledges that, whether or not this Agreement becomes effective, Employee’s employment with the Company ended on the Separation Date.

/s/ MH

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Separation Agreement and Complete Release

11.	Governing Law.

This Agreement is made in the Commonwealth of Pennsylvania and is governed by the laws of Pennsylvania, excluding its law of conflicts of law, and any action to enforce this Agreement shall be brought in the Court of Common Pleas of Centre County, Pennsylvania, or the United States District Court for the Middle District of Pennsylvania.

12.	Binding Effect.

This Agreement is binding on the representatives, heirs, successors and assigns of Employee and the Company.

13.	No Oral Changes.

This Agreement cannot be changed, modified, or amended in any respect except by written instrument that Employee and an officer of the Company sign.

14.	Severability.

The provisions of this Agreement are severable, that is, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable and shall be construed to the greatest extent possible to be enforceable as written.

15.	Return of Company Property.

Employee has returned or will immediately return to the Company all Company information and related reports, files, memoranda and records, computer disks or other storage media, physical or personal property which Employee was provided during her employment, including credit cards, card key passes, door and file keys, computers, cellular phone, pagers or leased vehicle.  Employee has returned or will immediately return to the Company all such information and property that Employee received or prepared or helped prepare in connection with his employment, and Employee has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.

16.	Transitional Matters & Indemnification.

After the Separation Date, to ensure a smooth transition from Employee’s employment with the Company, Employee shall provide reasonable assistance to and cooperation with Company in connection with any Company matters concerning which Employee had knowledge or responsibility while the Company employed Employee.  The Company’s request for cooperation shall reasonably accommodate Employee’s obligations to any new employers or any medical treatment that Employee may be taking.  The Company shall indemnify the Employee to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time and the certificate of incorporation and by-laws of the Company.  The Employee will be entitled to coverage (to the full extent coverage is available) under any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of the Company and its subsidiaries against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Employee may be made a party by reason of being a director or officer of the Company or its subsidiaries.

17.	Interpretation & Construction.

The headings of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement.  When used in this Agreement, unless the context expressly requires the contrary, references to the singular shall include the plural, and vice versa; references to the masculine shall include the feminine and neuter, and vice versa; references to “Sections” shall mean the sections and subsections of this Agreement; references to “including” mean “including, without limitation;” and references to the “parties” mean the Company and Employee and to a “party” mean either one of them.

18.	Entire Agreement.

This is the entire Agreement between Employee and the Company and supersedes all prior understandings, whether oral or written, between the Company and Employee.  The Company has made no promises to Employee other than those in this Agreement.

/s/ MH

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Separation Agreement and Complete Release

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Attest:	Agreed:
Rex Energy Operating Corporation

/s/ Jennifer L. McDonough	/s/ Thomas C. Stabley

Name: Jennifer L. McDonough	Name: Thomas C. Stabley
Title: Sr. Vice President, General Counsel & Sec	Title: Chief Executive Officer

Witnessed:	Michael L. Hodges

/s/ Michael L. Hodges

/s/ MH

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